Exhibit 10.2

CONFIDENTIAL

*	Confidential Treatment has been
requested for the marked portions of
this exhibit pursuant to Rule 24B-2
of the Securities Exchange Act of
1934, as amended.

WYETH LLC

ACTING THROUGH ITS

WYETH PHARMACEUTICALS DIVISION

500 ARCOLA ROAD

COLLEGEVILLE, PENNSYLVANIA 19426 USA

April 12, 2010

Trubion Pharmaceuticals, Inc.

2401 4th Avenue, Suite 1050

Seattle, Washington 98121

Re: Amendment No. 2 to the Collaboration and License Agreement dated as of December 19, 2005 (as previously amended, the "Agreement") by and between Trubion Pharmaceuticals, Inc. ("Trubion") and Wyeth LLC (formerly known as Wyeth), acting through its Wyeth Pharmaceuticals Division ("Wyeth")

Ladies and Gentlemen:

This letter agreement (the "Letter Agreement") constitutes Amendment No. 2 to the Agreement referred to above. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. Trubion and Wyeth desire to discontinue their collaborative efforts toward the research and Development of [*] and, as a result thereof, wish to amend the Agreement as set forth herein. In addition, Trubion and Wyeth desire to discontinue their collaborative efforts towards the research and Development of the following Wyeth Targets: [*] (the "Discontinued Targets"), of SMIPs directed against such Discontinued Targets (the "Discontinued SMIPs") and of Other Products containing SMIPS directed against such Discontinued Targets (the "Discontinued Other Products"). This Letter Agreement sets forth the agreement of Trubion and Wyeth with respect to such amendment.

*Confidential Treatment Requested.

Each of Trubion and Wyeth agrees that, upon execution of this Letter Agreement, (a) all rights and licenses granted to Wyeth by Trubion under the Agreement with respect to [*] shall immediately terminate, and Wyeth shall have no further obligations to Trubion under the Agreement with respect to [*], (b) all rights and licenses granted to Wyeth by Trubion under the Agreement with respect to the Discontinued Targets, the Discontinued SMIPs or the Discontinued Other Products shall immediately terminate, and Wyeth shall have no further obligations to Trubion under the Agreement with respect to the Discontinued Targets, the Discontinued SMIPs or the Discontinued Other Products, (c) Trubion shall have no further obligations to Wyeth under the Agreement with respect to [*], the Discontinued Targets, the Discontinued SMIPs or the Discontinued Other Products, and (d) the Discontinued Targets shall be deemed Released Targets for purposes of Section 3.2.2 of the Agreement. Notwithstanding the foregoing or any provision in the Agreement to the contrary but subject to the following sentence, each of Trubion and Wyeth agrees that the Research Program shall continue in full force and effect in accordance with the terms of the Agreement with respect to Licensed Targets other than [*] and the Discontinued Targets and with respect to Products other than [*] and the Discontinued Other Products. Wyeth and Trubion agree that the Research Term hereby is extended until December 31, 2010. The following Targets remain Wyeth Targets under the Agreement: [*] (the "Remaining Wyeth Targets").

In connection with the foregoing, each of Trubion and Wyeth agree to make the following amendments to the Agreement:

1.	Amendments to Article 1. Article 1 of the Agreement hereby is amended by

a.	deleting Sections 1.46 through 1.49 of Article 1 in their entirety;

b.	in Section 1.93, deleting the phrase [*] each time it appears within the definition of "Product";

c.	replacing Section 1.130 in its entirety with "'Trubion Target' shall mean the human CD20 Antigen"; and

d.

replacing Section 1.140 in its entirety with "'Wyeth Targets' shall mean the Targets designated by Wyeth under the Research Program, as described in Section 3.2 hereof. Notwithstanding anything herein to the contrary, as of April 12, 2010 the Wyeth Targets are [*] (all of which have been previously designated as Wyeth Targets pursuant to Section 3.2 hereof); any other Targets previously designated by Wyeth as Wyeth Targets pursuant to Section 3.2 are no longer Wyeth Targets for purposes of the Agreement."

2.	Amendments to Article 2. Article 2 of the Agreement is hereby amended by

a.	deleting Section 2.3.2 in its entirety; and

b.	in Section 2.3.3 replacing the phrase "Sections 2.3.1 and 2.3.2" with "Section 2.3.1".

3.	Amendments to Article 3. Article 3 of the Agreement is hereby amended by

a.	in Section 3.1 deleting the phrase [*] from clause (a) thereof.

4.	Amendments to Article 4. Article 4 of the Agreement is hereby amended by

a.	in Section 4.5(a), deleting the phrase [*]; and

b.	deleting Section 4.5(c) in its entirety.

*Confidential Treatment Requested.

5.	Amendments to Article 5. Article 5 of the Agreement is hereby amended by

a.	deleting the reference to Section 5.4.3 from Section 5.4.1.

b.	deleting Section 5.4.3 in its entirety;

c.	deleting the second sentence of Section 5.4.6(a) in its entirety;

d.	deleting the last sentence of Section 5.5.1 in its entirety; and

e.

replacing clause (c) of Section 5.5.2 in its entirety with "(c) any adjustments (including the basis therefor) made pursuant to Sections 5.4.2(b), 5.4.2(c), 5.4.4(b), 5.4.4(c) or 5.4.6(a) to the royalty amount payable fore the sale of each Licensed Product, the applicable Marginal Royalty Rates and the CD20 Effective Royalty Rate (as the case may be) payable on Net Sales, and".

6.	Amendments to Article 9. Article 9 of the Agreement is hereby amended by

a.	in the second sentence of Section 9.7.2(a)(ii), deleting the phrase [*] from each of clauses (B) and (C);

b.	in Section 9.8.4(i), deleting the phrase "or 2.3.2";

c.

in Section 9.10.2(c), replacing the phrase "the restrictive covenants set forth in Sections 2.3.1 and 2.3.2" with "the restrictive covenants set forth in Section 2.3.1", and deleting the phrase [*] each time it appears therein; and

d.

also in Section 9.10.2(c), deleting from the third sentence thereof the phrase "and/or all [*] (only where such Existing Activities relate to products directed against the [*] which would otherwise violate Wyeth's exclusivity covenants in Section 2.3.2 hereof)".

7.	Amendments to Exhibit 5.3. Exhibit 5.3 of the Agreement is hereby amended by

a.	Deleting Part B of Exhibit 5.3 in its entirety.

b.	In subclauses (i) and (iv) of Part D of Exhibit 5.3, replacing "Sections A-C" with "Sections A and C".

c.	In subclause (iv) of Part D of Exhibit 5.3, replacing, in the second sentence thereof, [*] with "the human CD20 Antigen".

d.

In subclause (v) of Part D of Exhibit 5.3, deleting, from the first sentence thereof, the reference to Section B, and replacing, in second sentence thereof, [*] with "CD20 Product" each time it appears therein.

This Amendment No. 2 shall become effective as of the date of this letter set forth above. As modified by this Amendment No. 2, the Parties confirm that the Agreement is in full force and effect.

*Confidential Treatment Requested.

Please indicate your acknowledgement of and agreement with the foregoing by having each counterpart of this Letter Agreement executed on behalf of Trubion and returning one fully executed original counterpart to me.

Very truly yours,

WYETH LLC, acting through its
WYETH PHARMACEUTICALS DIVISION

By:	/s/ ROBERT J. SMITH
Name: Robert J. Smith
Title: Senior Vice President

ACKNOWLEDGED AND AGREED:

TRUBION PHARMACEUTICALS, INC.

By:	/S/ MICHELLE G. BURRIS
Name: Michelle G. Burris
Title: SVP, COO
Date: 14 April 2010